Exhibit 10.3

Amendment 2019-1
to the
Devon Energy Corporation
Supplemental executive retirement Plan

The Devon Energy Corporation Supplemental Executive Retirement Plan (the "Plan") is amended, effective as of the dates set forth herein, as follows:

1.Effective as of July 1, 2019, Section 2.1(d) of the Plan ("Annual Bonus") is deleted and a new Section 2.1(f) ("Bonus") (as numbered before giving effect to this Amendment) is added to the Plan, and subsequent and cross-references are amended accordingly, such new Section to read as follows:

"(f)"Bonus" shall mean the bonus payable to the Participant in the Plan Year (or other determination period) in question as reported on the payroll records of the Company; provided, that for purposes of determining a Participant's contribution amount under Section 4.2, Bonus shall mean, for the determination period in which the bonus would otherwise be paid, the greater of (i) the average of the annual bonuses paid to the Participant for the three most recently completed annual bonus periods preceding the Participant's Separation from Service, or (ii) the greater of the Participant's target bonus amount for (I) the year in which the Change of Control Payment Event occurred, or (II) the year in which the Participant's Separation from Service occurs.  For the avoidance of doubt, for determination periods of less than a Plan Year, a bonus that is included in the calculation of a Participant's contribution amount under Section 4.2 for a determination period shall not be included in the calculation of Bonus for any other determination periods during that same Plan Year."

2.Effective as of July 1, 2019, Section 2.1(e) of the Plan ("Annual Compensation") is deleted and a new Section 2.1(l) ("Compensation") (each Section as numbered before giving effect to this Amendment) is added to the Plan, and subsequent and cross-references are amended accordingly, such new Section to read as follows:

"(l)Compensation" means "compensation" (as defined under Section 2.1(m), as amended, of the Incentive Plan) payable to an eligible Participant in a Plan Year (or other determination period), determined before deductions of any kind and determined without regard to any limitation imposed by the Code under the Incentive Savings Plan; provided, that for purposes of determining a Participant's contribution amount under Section 4.2, Compensation shall mean the greater of the Participant's base rate of pay as in effect for (i) the year (or other determination period) in which the Change of Control Payment Event occurred, or (ii) the year (or other determination period) in which the Participant's Separation from Service occurs.  For clarification purposes, in each Plan Year (or other determination period) a Participant's Compensation shall include the amount of the Participant's Bonus that is paid in such Plan Year (or other determination period)."

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3.Effective as of July 1, 2019, all references to the term "Annual Compensation" throughout the Plan are deleted and replaced with the term "Compensation" wherever they appear.

4.Effective as of July 1, 2019, Section 2.1(l) of the Plan ("Contribution Amount") (as numbered before giving effect to this Amendment) is amended to insert "(or other determination period)" at the end thereof, immediately prior to the period at the end of the sentence.

5.Effective as of July 1, 2019, Section 2.1(t) of the Plan ("Offset Amount") (as numbered before giving effect to this Amendment) is amended to insert "(or other determination period)" at the end thereof, immediately prior to the period at the end of the sentence.

6.Effective as of July 1, 2019, Section 2.1(u) of the Plan ("Overall Annual Contribution Percentage") (as numbered before giving effect to this Amendment) is amended in its entirety to read as follows:

"(u)"Overall Contribution Percentage" means the percentage of Compensation that is established by the Committee for each Participant and represents an appropriate level of retirement benefits to be paid to the Participant, in the aggregate under all retirement plans in which the Participant participates.  A Participant's Overall Contribution Percentage shall be determined before any reduction for amounts contributed on the Participant's behalf under the Incentive Savings Plan, the DC Restoration Plan, and the Supplemental Contribution Plan and shall be set forth in writing in a form approved by the Committee."

7.Effective as of July 1, 2019, all references to the term "Overall Annual Contribution Percentage" throughout the Plan are deleted and replaced with the term "Overall Contribution Percentage" wherever they appear.

8.Effective July 1, 2019, Article IV of the Plan ("Company Contributions") is hereby amended in its entirety to read as follows:

"ARTICLE IV
COMPANY CONTRIBUTIONS

4.1Regular Contribution Amount.  At the time the Participant is selected for participation in this Plan, the Committee shall establish the Overall Contribution Percentage for the Participant.  For each Participant, the Contribution Amount to be contributed to such Participant's Account each Plan Year (or other determination period) will be equal to (i) the Participant's Overall Contribution Percentage multiplied by the Participant's Compensation for the applicable Plan Year (or other determination period) minus (ii) the Offset Amount.

4.2Change of Control Contribution Amount.  Notwithstanding Section 4.1, if a Participant has a Separation from Service as a result of the Company's termination of the Participant's employment without Cause or the Participant's termination of employment for Good Reason within 24 months following the effective date of a Change

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of Control Payment Event, the Company will contribute an amount equal to three (3) times the Participant's Overall Contribution Percentage (determined on a Plan Year basis) multiplied by the Participant's Compensation (determined on a Plan Year basis) and, for the avoidance of doubt, this contribution amount shall not be offset by the Offset Amount or any other offset."

9.The first paragraph of Section 6.2(b) ("Final Contribution Amount") is amended in its entirety to read as follows:

"(b)Final Contribution Amount. It is possible that a Participant may be entitled to a Contribution Amount for a Plan Year (or other determination period) in which a payment event occurs but such Contribution Amount, if any, will not be determinable until the Plan Year immediately following this Plan Year (or other determination period) in which the payment event occurred.  Therefore, to the extent the Participant is entitled to a Contribution Amount that is attributable to the Plan Year (or other determination period) in which a payment event occurs, such Contribution Amount will be paid in a lump sum by December 31 of the Plan Year immediately following the Plan Year in which the payment event occurred."

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IN WITNESS WHEREOF, Devon Energy Corporation (acting through its authorized delegate) has caused this Amendment 2019-1 to the Plan to be executed this 19th day of June, 2019.

DEVON ENERGY CORPORATION

By:_ /s/ Tana K. Cashion
Name:  Tana K. Cashion
Title:  Senior Vice President, Human Resources

[Signature Page to Amendment 2019-1 to the Devon Energy Corporation Supplemental Executive Retirement Plan]